Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation Announces

Pricing of Private Placement of Senior Notes

SPRINGFIELD, Mass., July 10, 2014 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced that it has priced $75 million aggregate principal amount of 5.000% Senior Notes due 2018 (the “Notes”) in a private placement to qualified institutional buyers. The sale of the Notes is expected to close on or about July 15, 2014, subject to customary closing conditions.

The Notes were priced to investors at 100.000% of their principal amount. The net proceeds from the initial issuance of the Notes are expected to be used for general corporate purposes, which could include vertical integration opportunities, capital investments, acquisitions, and repurchases of the company’s common stock.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

This announcement is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation, or sale would be unlawful.